Exhibit 99.1

Trilogy Metals Reports First Quarter Fiscal 2026 Results and Provides Update on U.S. Federal Strategic Investment and Project Advancement

VANCOUVER, BC, April 2, 2026 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy Metals" or the "Company") announces its financial results for the first quarter ended February 28, 2026, and provides an update on the U.S. federal strategic investment, project advancement at the Upper Kobuk Mineral Projects ("UKMP") in northwestern Alaska, and the broader regulatory and policy environment supporting domestic critical minerals development. Details of the Company's financial results are contained in the interim unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.trilogymetals.com, on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Financial and Operational Highlights

•	Strong cash balance of $47.8 million as at February 28, 2026, providing significant financial flexibility.
•	Continued advancement of the approximately $35.6 million U.S. federal strategic investment, reflecting the strategic importance of the UKMP to domestic critical mineral supply chains; the binding letter of intent with the U.S. Department of War ("DOW") provides for an investment of approximately $35.6 million, $17.8 million of which is payable to the Company to acquire common shares of the Company (the "Common Shares") and warrants of the Company (the "Warrants") and $17.8 million of which is payable South32 to acquire previously issued Common Shares and a call option to acquire previously issued Common Shares, subject to satisfaction of applicable conditions.
•	Expanded senior management and operational capacity at Ambler Metals LLC ("Ambler Metals"), the Company's 50/50 joint venture with South32 Limited (ASX, LSE, JSE: S32; ADR: SOUHY) ("South32"), including four new appointments, to support the 2026 work program and accelerate permitting and technical activities.
•	U.S. Department of the Interior opened approximately 2.1 million acres to mineral entry through Public Land Order 7966, including federal lands along the Ambler Access Project (or "Ambler Road") corridor, removing future uncertainty over land status.
•	U.S. Interior Secretary indicated the White House is actively considering participating in Ambler Road financing, potentially as an equity partner, reinforcing the federal government's commitment to critical mineral infrastructure in Alaska.
•	2026 field season preparations underway for the approved $35 million Ambler Metals work program, including geotechnical and condemnation drilling at Arctic and reopening of the Bornite camp for multi-year exploration use.
•	Annual General Meeting scheduled for May 13, 2026 in Vancouver, British Columbia.

Tony Giardini, President and CEO of Trilogy Metals, commented: "The first quarter of fiscal 2026 has been a period of accelerating execution across all fronts. We are building the organizational capabilities at Ambler Metals needed to advance the UKMP through its next development phases, while the U.S. federal government continues to demonstrate strong and tangible support for domestic critical mineral production. The opening of approximately 2.1 million acres along the Ambler corridor and public statements by the Interior Secretary regarding potential federal participation in road financing represent meaningful progress toward de-risking the access infrastructure for the project. With our 2026 field program fully funded, our Ambler Metals team in place, and permitting preparations advancing, we are well positioned for a productive year."

Selected Results

The following selected financial information is prepared in accordance with U.S. GAAP.

	in thousands of dollars, except per share amount
	Three months ended
	February 28, 2026	February 28, 2025	Change
	$	$	$
Exploration expenses	25	-	25
General and administrative	567	343	224
Investor relations	68	16	52
Professional fees	311	447	(136)
Salaries	616	207	409
Salaries and directors expense - stock-based compensation	3,096	2,230	866
Share of loss on equity investment	1,343	581	762
Loss on derivatives carried at fair market value	1,514	-	1,514
Interest and other income	(419)	(190)	(229)
Comprehensive loss for the period	(7,063)	(3,623)	(3,440)
Basic and diluted loss per common share	(0.04)	(0.02)	(0.02)

For the three-month period ended February 28, 2026, the Company reported a net loss of $7.1 million compared to a net loss of $3.6 million for the three-month period ended February 28, 2025. The increase in net loss is primarily driven by two non-cash items: i) the mark-to-market fair value adjustment of $1.5 million for the derivative liability related to the Company's obligation to issue Common Shares and Warrants to the DOW; and ii) stock-based compensation charges as a result of the annual grant with higher Black-Scholes values in the current year compared with the prior year. The loss is also impacted by an increase in activity at Ambler Metals which resulted in a larger amount for the Company's share of loss on the equity investment and an increase in personnel costs due to the addition of senior staff.

Corporate and Project Activities

Corporate and Strategic Developments

During the quarter, the Company continued to expand its corporate and joint venture capabilities. At the corporate level, additions in strategic advisory, corporate development, investor relations, and communications are supporting increased oversight of joint venture activities, strengthened stakeholder engagement, and the Company's ability to advance long-term strategic initiatives. On February 23, 2026, Ambler Metals announced four senior appointments: Michael Galicki as VP Exploration, Cole Schaeffer as VP Human Resources, Community and Partnerships, Jenna Tan as VP Finance, and Ron Rimelman as Senior Director, Permitting. These appointments coincide with South32's increased personnel commitment to Ambler Metals and are intended to ensure the joint venture is well-resourced to advance the 2026 work program, including mine permitting preparations and field season activities.

Significant progress was also achieved on the Ambler Access Project during the quarter. On February 25, 2026, the U.S. Department of the Interior issued Public Land Order 7966, which partially revoked prior land withdrawals and opened approximately 2.1 million acres to mineral entry along the Dalton Utility Corridor, including federal lands traversed by the proposed Ambler Road alignment. This action, together with the Alaska Industrial Development and Export Authority Right-of-Way permits executed in fiscal 2025, continues to de-risk the road permitting pathway. In March 2026, U.S. Interior Secretary Doug Burgum publicly indicated the White House is actively considering whether to participate in financing the Ambler Road, potentially as an equity partner, reinforcing the Administration's commitment to critical mineral supply chain infrastructure.

During the same visit, Secretary Burgum also highlighted federal support for the Alaska LNG project, a proposed $44 billion natural gas pipeline and liquefaction facility that has received all required federal permits. The approximately 807-mile Alaska LNG pipeline would follow the Dalton Highway corridor, the same infrastructure spine from which the proposed Ambler Road originates. The Administration has framed both projects as complementary elements of its Alaska resource development and energy security strategy, with the Dalton Corridor land order revocations explicitly benefiting both the Ambler Road and the Alaska LNG pipeline. The Company notes that the advancement of major energy infrastructure along the Dalton Corridor may enhance the long-term viability of the broader transportation and energy framework supporting the Ambler Mining District (see Figure 1 below).

Figure 1: The Ambler Mining District, proposed Ambler Road and proposed LNG pipeline in Alaska. (CNW Group/Trilogy Metals Inc.)

Budget and Operational Outlook

The Company has a 2026 fiscal year budget totaling $22.5 million, which is comprised of $5.0 million for corporate activities and $17.5 million for funding project activities at Ambler Metals. For the three-month period ended February 28, 2026, the Company recorded a net loss of $7.1 million, compared with a budgeted loss of $4.8 million. The variance was primarily driven by non-cash expenses that were not included in the budget, partially offset by lower than planned expenditures from Ambler Metals. During the quarter, the Company recorded a $1.5 million non-cash mark-to-market adjustment related to the derivative liability associated with its obligation to issue Common Shares and Warrants to the DOW. The Company also recognized $3.1 million of stock-based compensation expense associated with the current fiscal year's annual equity grant. These two non-cash expenses were not included in the budget and were partially offset by a favorable variance from the accounting for the equity investment in Ambler Metals, reflecting lower expenditures than budget due to slower than planned hiring of personnel at Ambler Metals.

U.S. Federal Strategic Investment Update

As previously disclosed on October 6, 2025, Trilogy Metals entered into a binding letter of intent with the DOW for a strategic investment of approximately $35.6 million, comprising approximately $17.8 million into Trilogy Metals in exchange for 8,215,570 units (each unit consisting of one Common Share and three-quarters of a 10-year Warrant exercisable at $0.01 per share), and approximately $17.8 million to South32 for an equivalent number of Common Shares plus a call option. Upon closing, the DOW would hold approximately 10% of Trilogy Metals' outstanding Common Shares.

On March 30, 2026, the parties amended the letter of intent to extend the deadline to May 31, 2026 to allow additional time for the completion of certain closing conditions, including the Foreign Ownership, Control, or Influence review.

During the first quarter, the Company recorded a $1.5 million non-cash mark-to-market adjustment related to the derivative liability associated with the obligation to issue Common Shares and Warrants to the DOW. The derivative liability is expected to be resolved upon satisfaction of the applicable closing conditions.

Liquidity and Capital Resources

During the three-month period ended February 28, 2026, the Company used $2.7 million for operating activities and $2.5 million for investing activities, and raised $1.3 million in financing activities. Operating expenditures were driven primarily by corporate salaries, professional fees and annual regulatory filing fees with the U.S. and Canadian securities commissions. In addition, the Company contributed $2.5 million for its share of funding to Ambler Metals. These cash outflows were offset by $1.3 million in proceeds from financing activities, primarily from the Company's at-the-market equity program through which the Company may offer and issue up to $200 million of Common Shares from time to time pursuant to an equity distribution agreement dated November 7, 2025, and from the exercise of stock options.

As at February 28, 2026, the Company had cash and cash equivalents of $47.8 million and adjusted working capital of $47.3 million, which are current assets less current liabilities excluding the derivative liability which will be settled by way of the issuance of Common Shares and Warrants. There is sufficient cash on hand to fund the Company's fiscal 2026 budget of $5.0 million and its share of Ambler Metals' fiscal budget of $17.5 million.

Qualified Persons

Richard Gosse, P.Geo., Vice President Exploration for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101 - Standard of Disclosure for Mineral Projects and Subpart 1300 of Regulation S-K. Mr. Gosse has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metals exploration and development company that holds a 50% interest in Ambler Metals LLC, which owns 100% of the Upper Kobuk Mineral Projects ("UKMP") in northwestern Alaska. The UKMP is located within the Ambler Mining District, one of the world's most prospective copper-dominant districts, hosting world-class polymetallic volcanogenic massive sulphide ("VMS") and carbonate replacement deposits. Exploration has focused on the Arctic VMS deposit and the Bornite copper-cobalt deposit.

Ambler Metals operates under an agreement with NANA Regional Corporation, Inc., supporting responsible exploration and development in cooperation with local communities. Trilogy's vision is to develop the Ambler Mining District into a premier North American copper producer while respecting subsistence livelihoods.

Cautionary Note Regarding Forward-Looking Statements

This news release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, potential actions and effects resulting from the executive orders and statements from the U.S. Department of the Interior, Bureau of Land Management; anticipated activity with respect to Ambler Access Project, including but not limited to the Alaska LNG pipeline; the anticipated benefits of recent management appointments; the proposed strategic investment by the DOW; perceived merit of properties; the sufficiency of cash for the next twelve months; and the Company's plans to provide further updates and the timing thereof are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving our assumptions with respect to those uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2025 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

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%CIK: 0001543418

For further information: Company Contact: Matthew Keevil, Vice President, Investor Relations and Business Development, Phone: +1604-638-8088, Email: ir@trilogymetals.com

CO: Trilogy Metals Inc.

CNW 16:30e 02-APR-26